Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into and is effective as of June 15, 2020 (the “Effective Date”), by and between Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), and Adam Miller (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, effective as of November 8, 2010 (the “Prior Agreement”);

WHEREAS, the Company and Executive wish to supersede the Prior Agreement and further desire that this Agreement amend and restate the Prior Agreement in its entirety;

WHEREAS, Executive has served as the President and Chief Executive Officer for the Company and as a member of the Company’s Board of Directors (the “Board”), and, in such capacity, has performed such duties, services and responsibilities on behalf of the Company consistent with such position as may be reasonably assigned to Executive from time to time by the Board; and

WHEREAS, the Company wishes to continue to retain the services of Executive on behalf of the Company as its Co-Chairperson of the Board (“Co-Chairperson”) and Executive wishes to remain employed by the Company and render such services on the terms and conditions set forth in this Agreement.

CONSIDERATION AND AGREEMENT

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.    Duties and Scope of Services. Commencing on the Effective Date, Executive will serve as Co-Chairperson. Executive shall have the authority generally allowed to persons discharging the duties of such position including, but not limited to the duties, functions and responsibilities set forth in Exhibit A attached hereto. Executive will, in good faith, devote sufficient business efforts to the performance of Executive’s duties hereunder, provided however, that Executive may serve on outside board positions or provide other advisory services that are not competitive with the Company subject to the requirement that such service on outside boards of directors or advisory services do not materially interfere with Executive’s performance of his duties under this Agreement and the Board has approved such board membership or advisory services (which will not be unreasonably withheld). The Company and Executive have previously entered into an Indemnification Agreement dated February 2, 2011 (the “Indemnification Agreement”), which agreement is incorporated herein by reference. Executive’s principal place of employment shall continue to be at the Company’s offices located in Santa Monica, California. The Company shall continue to furnish Executive with the same office space, equipment, technical, secretarial and clerical assistance and such other facilities, services and supplies as Executive has customarily received to enable Executive to perform the duties required of Executive hereunder in an efficient and professional manner.

2.    Board Membership. Executive will continue to serve as a member of the Board following the Effective Date. At each annual meeting of the Company’s stockholders while Executive is Co-Chairperson upon which Executive’s term as a Board member is scheduled to expire, the Company will nominate Executive to serve as Chair of the Board or Co-Chairperson. Executive’s continued service as a member of the Board will be subject to any required stockholder approval.

3.    At-Will Employment. Subject to the terms hereof, Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment following the Effective Date.

4.    Term of Agreement. Subject to Section 3, this Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”, and together with the Initial term, the “Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for Good Reason in accordance with Section 10(h) hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in Section 10(h)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term shall only apply with respect to the Initial Grounds. If Executive becomes entitled to benefits under Section 11 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

5.    Compensation. For fiscal year 2020, Executive’s base salary and performance bonus opportunity as was in effect immediately prior to the Effective Date will continue in effect and unchanged. For fiscal year 2021 and beyond, and on at least an annual basis and at the same time compensation decisions are made for other executives, the Board or the Compensation Committee of the Board (the “Compensation Committee”) will consider and review Executive’s base salary, performance bonus opportunity, and equity (the “Total Compensation Opportunity”). As part of the review, the Board or the Compensation Committee will consider, as it deems appropriate, market survey or other data provided by an independent third party for similarly situated executives at peer or otherwise comparable companies (based on industry and other data as determined by the Board or the Compensation Committee). In connection with this review, the Board or the Compensation Committee will adjust and establish Executive’s Total Compensation Opportunity.

6.    Other Benefits. Executive shall be entitled to participate in executive benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

7.    Electronic Mail Access. Executive’s current electronic mailbox identification account maintained by the Company (the “Executive E-mail Account”) shall remain active indefinitely; provided that, upon Executive’s termination of employment, the Company shall forward any electronic mail that may be sent to or received by the Executive E-mail Account that does not contain “confidential information” as contemplated by the terms of the Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) on and after the Date of Termination to an electronic mailbox identification account designated by Executive.

8.    Vacations; Holidays, Sick Days. Executive shall be entitled to annual paid vacation, paid holidays, and paid sick leave in accordance with the Company’s applicable policies, which may change from time to time.

9.    Expenses. The Company will reimburse Executive for standard business expenses pursuant to the Company’s standard policies in effect from time to time. Executive shall be reimbursed for business-class air fare for all flights in excess of one (1) hour. The Company will reimburse Executive, or directly pay, reasonable attorney’s fees related to the negotiation and review of this Agreement and related documentation up to a maximum of $15,000; provided that, Executive submits the invoice for such attorney’s fees no later than thirty (30) days after the Effective Date. The Company shall reimburse Executive for the attorney’s fees within thirty (30) days after Executive submits the invoice for such attorney’s fees to the Company. In the event that any expense reimbursements are taxable to Executive, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A (as defined below) is specified in the Company’s expense reimbursement policy.

10.    Definitions.

(a)    Cause. “Cause” will mean (i) an act of material dishonesty made by Executive in connection with Executive’s carrying out his job responsibilities to the Company intended to result in substantial personal enrichment of the Executive; (ii) Executive’s conviction of, or plea of nolo contendere to a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company or its affiliates; (iv) Executive’s willful and material breach of this Agreement, including without limitation, his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of the Board within ten (10) days following written notice of such breach to Executive from the Company; and (v) Executive’s material violation of a Company policy that results in a material detrimental effect on the Company’s reputation or business. Notwithstanding the foregoing, failure of Executive to meet performance standards or objectives, by itself, shall not constitute “Cause.”

The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 3 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b)    Change of Control. “Change of Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this clause (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (iii)(B)(3). For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

(c)    Change of Control Period. “Change of Control Period” will mean the period beginning three (3) months prior to, and ending twelve (12) months following, a Change of Control.

(d)    Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(e)    Date of Termination. “Date of Termination” will mean the date that the termination of Executive’s employment with the Company is effective on account of Executive’s death, Disability, termination by the Company for Cause or without Cause, or by Executive with or without Good Reason, as the case may be. The Initial Term or Additional Term, as the case may be, shall end on the Date of Termination.

(f)    Disability. “Disability” will mean that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(g)    Equity Awards. “Equity Awards” will mean Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other equity compensation awards of the Company.

(h)    Good Reason. “Good Reason” will mean without Executive’s express written consent (i) a significant reduction or adverse change in Executive’s duties, position, reporting relationship or responsibilities, or the removal of Executive from such duties, position or responsibilities; (ii) a reduction by the Company in the Total Compensation Opportunity to an amount that is less than seventy-five percent (75%) of the then current annual compensation (including the amount of the base salary, annual bonus opportunity at target performance, and the grant date value of equity award(s)) of the Chief Executive Officer as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits to which Executive was entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced disproportionally to other members of senior management; (iv) a material breach by the Company of a term of this Agreement or any other agreement between the Company and Executive, including the failure of the Company to obtain assumption of this Agreement by any successor; and (v) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then present employment location. In addition, Executive must provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided with thirty (30) days to cure the condition. If the condition is not cured within such thirty (30) day period, the Executive must terminate employment within thirty (30) days of the end of such cure period in order to qualify as a termination for Good Reason.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(i)    Section 409A. “Section 409A” will mean Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(j)    Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

11.    Severance Benefits.

(a)    Termination without Cause or Resignation for Good Reason during a Change of Control Period. In the event Executive’s employment is terminated as a result of either (i) termination by the Company without Cause or (ii) termination by Executive for Good Reason during the Change in Control Period, then, subject to Section 11(e):

(1)    Executive will receive: (i) all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company (including, but not limited to, any bonuses earned prior to the termination of employment but not yet paid solely due to the Company’s policy which shall be paid out at the earliest time as would not give rise to additional taxation under Section 409A); (ii) a lump-sum payment (less applicable withholding taxes) equal to one hundred fifty percent (150%) of the Chief Executive Officer of the Company’s annual base salary as in effect immediately prior to the Date of Termination or, if greater, at the level in effect immediately prior to the Change of Control; (iii) a lump-sum payment (less applicable withholding taxes) equal to

150% of the Chief Executive Officer of the Company’s full annual bonus for the year of termination (whether established on a quarterly, semi-annual, annual and/or other periodic basis) at target level as in effect immediately prior to the Date of Termination; (iv) one hundred percent (100%) premiums paid by the Company for continued health, dental and vision benefits for Executive (and any eligible dependents) under the Company’s health, dental and vision plans until the earlier of (x) eighteen (18) months (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans;

(2)    one hundred percent (100%) of Executive’s then-outstanding and unvested Equity Awards will become vested in full; provided however, if an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s); and

(3)    Executive’s then-outstanding and unvested Equity Awards that are stock options or stock appreciation rights will remain exercisable until the expiration of such Equity Award’s original term; provided that, Executive agrees and acknowledges that as to any of Executive’s stock options that were granted prior to the Effective Date and that qualify as “incentive stock options” under Section 422 of the Code, the extension of the post-termination exercise period pursuant to this Section 11(a)(3) will be considered a “modification” of the incentive stock option and could result in immediately disqualifying any such options as incentive stock options; provided further, that Executive agrees and acknowledges that in any event, an incentive stock option will convert to a nonstatutory stock option three (3) months and one (1) day after Executive ceases to be an employee of the Company or any parent or subsidiary corporation of the Company.

(b)    Termination without Cause or for Good Reason outside a Change of Control Period. In the event Executive’s employment is terminated as a result of either (i) termination by the Company without Cause or (ii) termination by Executive for Good Reason at any time other than during the Change of Control Period, then, subject to Section 11(e):

(1)    Executive will receive: (i) all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company (including, but not limited to, any bonuses earned prior to the termination of employment but not yet paid solely due to the Company’s policy which shall be paid out at the earliest time as would not give rise to additional taxation under Section 409A); (ii) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to the rate of the Chief Executive Officer of the Company’s annual base salary, as then in effect, for eighteen (18) months from the Date of Termination in accordance with the Company’s normal payroll policies; (iii) a lump sum payment (less applicable withholding taxes) equal to one hundred fifty percent (150%) of the Chief Executive Officer of the Company’s full annual bonus for the year of termination (whether established on a quarterly, semi-annual, annual and/or other periodic basis) at target level as in effect immediately prior to the Date of Termination; (iv) one hundred percent (100%) premiums paid by the Company for continued health, dental and vision benefits for Executive (and any eligible dependents) under the Company’s health, dental and vision plans until the earlier of (x) eighteen (18) months, (provided Executive validly elects to continue coverage under COBRA) or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; and

(2)    Executive will receive the treatment set forth in Sections 11(a)(2) and 11(a)(3) in respect of his then-outstanding and unvested Equity Awards, subject to the conditions set forth therein.

(c)    Notwithstanding Sections 11(a)(1)(iv) and 11(b)(1)(iv), if the Company determines in its sole discretion that it cannot provide the benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will, in lieu thereof, provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the last date of employment with the Company (which amount will be based on the premium for the first (1st) month of COBRA coverage), which will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which the Date of Termination occurs and will end at the times COBRA reimbursements would have otherwise ended.

(d)    Expiration of the Term. Upon the expiration of the Term solely resulting from the Company’s non-renewal, then, subject to Section 11(e):

(1)    one hundred percent (100%) of Executive’s then-outstanding and unvested Equity Awards will become vested in full; provided however, if an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s); and

(2)    Executive’s then-outstanding and unvested Equity Awards that are stock options or stock appreciation rights will remain exercisable until the expiration of such Equity Award’s original term; provided that, Executive agrees and acknowledges that as to any of Executive’s stock options that were granted prior to the Effective Date and that qualify as “incentive stock options” under Section 422 of the Code, the extension of the post-termination exercise period pursuant to this Section 11(d)(2) will be considered a “modification” of the incentive stock option and could result in immediately disqualifying any such options as incentive stock options; provided further, that Executive agrees and acknowledges that in any event, an incentive stock option will convert to a nonstatutory stock option three (3) months and one (1) day after Executive ceases to be an employee of the Company or any parent or subsidiary corporation of the Company.

(e)    Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in either Sections 11(a)(1)(i) or 11(b)(1)(i)) pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit B (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 13(c), except that the acceleration of vesting of Equity Awards not subject to Section 409A will become effective on the date the Release becomes effective and irrevocable. Except as required by Section 13(c), any lump sum or installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following his separation from service and the remaining payments will be made as provided in this Agreement. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Executive’s receipt of any payments or benefits under Section 11 (other than the accrued benefits set forth in either Sections 11(a)(1)(i) or 11(b)(1)(i)) will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement between the Company and Executive.

(f)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(g)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated (i) voluntarily by Executive without Good Reason or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).

(h)    Termination as a Result of Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then, subject to Section 11(e):

(i)    Executive’s then outstanding and unvested Equity Awards will vest as provided in Sections 11(a)(2)-(3) or 11(b)(2), as applicable, as if Executive’s termination were treated as a termination without Cause; and

(ii)    Executive will not be entitled to receive any other severance or benefits (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).

(i)    Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 11(a) or Section 11(b) of this Agreement, the provisions of Section 11 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 11 of this Agreement.

12.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 11 will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of Equity Awards; and (iv) reduction of employee benefits. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s Equity Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 12, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 12.

13.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)    It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 13(d) below or resulting from an involuntary separation from service as described in Section 13(e) below.

(c)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 13(a) above.

(e)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined above) will not constitute Deferred Payments for purposes of Section 13(a) above.

(f)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

14.    Confidentiality Agreement. Executive has entered into the Confidentiality Agreement, which agreement is incorporated herein by reference.

15.    No Conflict. Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

16.    Miscellaneous.

(a)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(c)    Assignment. This Agreement and all rights hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and, except as provided in Sections 16(d) or 16(e), neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Any attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

(d)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession; provided that, such assignment will not relieve the Company of its obligations hereunder. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 16(d) or which becomes bound by the terms of this Agreement by operation of law.

(e)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)    Notices.

(i)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of its Chief Executive Officer and General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.

(ii)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 16(f)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

(g)    Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates (other than a director position on the Board) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

(h)    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i)    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(j)    Integration. This Agreement, along with the documents incorporated by reference herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to the Prior Agreement. In consideration of this offer of continued employment and the compensation and benefits being provided to Executive hereunder, Executive further acknowledges and agrees that his acceptance of the offer set forth in this Agreement, and the terms and conditions of Executive’s employment herein, shall neither constitute a termination without “Cause,” a constructive termination, a non-renewal of the Prior Agreement, a material breach of the Prior Agreement or constitute a good reason for Executive’s resignation or any other such triggering event pursuant to the Prior Agreement or otherwise, and Executive is not entitled to and will not receive any severance, equity vesting acceleration, or other similar benefits other than as expressly set forth in this Agreement or in any Equity Award agreement governing Equity Awards outstanding as of the date of this Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company and Executive.

(k)    Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidentiality Agreement, which agreement is incorporated herein by reference.

(l)    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(m)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(n)    Counterparts. This Agreement may be executed (including by electronic signature methods) in counterparts, PDF or facsimile, each an original and each having the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

Cornerstone OnDemand, Inc.

By:	/s/ Elisa A. Steele
Elisa A. Steele, Chair of the Board

EXECUTIVE:

/s/ Adam Miller
Adam Miller

[Signature Page to Employment Agreement]

EXHIBIT A

Position Title: Co-Chairperson

DUTIES AND RESPONSIBILITIES: Executive’s duties and responsibilities include, but are not limited to, the following:

i.	co-chairing meetings of the Board;

ii.	co-planning the contents and agenda for meetings of the Board with the assistance of applicable management and directors;

iii.	recruiting and coaching the Company’s executive officers including the Chief Executive Officer and such personnel as shall be in the best interests of the Company and its stockholders*;

iv.	developing and driving the Company’s product strategy and content strategy*;

v.

advising and supporting the Chief Executive Officer of the Company on the Company’s corporate strategy, including short- and long-range planning activities and mergers and acquisitions (both buy-side and sell-side mergers and acquisitions)*; and

vi.

providing thought leadership on behalf of the Company, including support for employee relations, investor relations, customer relations and public relations, as well as support with strategic accounts*.

As Co-Chairperson, Executive shall report directly to the Board.

*	If and as requested by the Board and/or the Chief Executive Officer, as applicable.

EXHIBIT B

FORM OF RELEASE OF CLAIMS

This release of claims (this “Agreement”) is made by and between Cornerstone OnDemand, Inc. (the “Company”), and                      (“Executive”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”

RECITALS

WHEREAS, Executive signed a [Confidential Information and Invention Assignment Agreement] with the Company on                      (the “Confidentiality Agreement”);

WHEREAS, Executive signed an Amended and Restated Employment Agreement with the company on                      (the “Employment Agreement”), which, among other things, provides for certain severance benefits to be paid to Executive by the Company upon the termination of Executive’s employment including following a Change of Control (as defined in the Employment Agreement) of the Company;

WHEREAS, Executive was employed by the Company until , when Executive’s employment was terminated (“Termination Date”);

[Click And Type Date]

WHEREAS, in accordance with Section 11 of the Employment Agreement between the Company and Executive, Executive has agreed to enter into and not revoke a separation agreement and release of claims in favor of the Company as a condition to receiving the severance benefits described in the Employment Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.    Termination. Executive’s employment with the Company terminated on the Termination Date.

2.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Employment Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other Equity Awards (as such term is defined in the Employment Agreement), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive.

3.    Release of Claims. Executive agrees that the consideration to be paid in accordance with the terms and conditions of the Employment Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a)    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

(e)    any and all claims for violation of the federal, or any state, constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 3 (the “Release”) will be and remain in effect in all respects as a complete general release as to the matters released. The Release does not extend to any severance obligations due to Executive under the Employment Agreement. The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

4.    [Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least 21 days within which to consider this Agreement; (c) Executive has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement will not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.]

5.    [California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

OR

Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. Executive, being aware of this principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.]

6.    No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.

7.    Sufficiency of Consideration. Executive hereby acknowledges and agrees that Executive has received good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

8.    Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement will continue in force; provided, however, that: (a) as to any provisions regarding competition contained in the Confidentiality Agreement that conflict with the provisions regarding competition contained in the Employment Agreement, the provisions of the Employment Agreement will control; (b) as to any provisions regarding solicitation of employees contained in the Confidentiality Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of this Agreement will control.

9.    Return of Company Property; Passwords and Password-protected Documents. Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control. Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

10.    No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide any such counsel or assistance.

11.    Nondisparagement. Executive agrees that Executive will not in any way, directly or indirectly, do or say anything at any time which disparages the Company, its business interests or reputation, or that of any of the other Released Parties.

12.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13.    Solicitation of Employees. Executive agrees that for a period of 12 months immediately following the Effective Date of this Agreement, Executive will not directly or indirectly (a) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company or (b) attempt to solicit, induce, recruit or encourage, either for Executive or for any other person or entity, any of the Company’s employees to leave their employment.

14.    Costs. The Parties will each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

15.    Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND

ANY OF THE MATTERS HEREIN RELEASED, WILL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR WILL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR WILL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW WILL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR WILL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION WILL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION WILL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY WILL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR WILL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT WILL GOVERN.

16.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.    No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

19.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Employment Agreement, the Confidentiality Agreement, and Executive’s written equity compensation agreements with the Company.

20.    No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Co-Chair of the Board of Directors of the Company.

21.    Governing Law. This Agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

22.    Effective Date. [Executive understands that this Agreement will be null and void if not executed by Executive within 21 days. Each Party has seven days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).] OR [This Agreement will be effective after it has been signed or executed by both Parties (the “Effective Date”)].

23.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

24.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive expressly acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Executive is fully aware of the legal and binding effect of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY		CORNERSTONE ONDEMAND, INC.

By:

Name:

Title:

Dated:

EXECUTIVE		[ ], an individual

(Signature)

Dated: